Exhibit 23.2

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2009, with respect to the financials statements of SCOLR Pharma Inc., which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about SCOLR Pharma Inc’s, ability to continue as a going concern, included in the Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Seattle, Washington
September 3, 2009